Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Omnicom Group Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	Debt Securities of Omnicom Group Inc.	(1)	457(r)		$		$0.0001531	$
Fees to be Paid	Equity	Common Stock of Omnicom Group Inc., par value $0.15 per share	(2)	457(r)				0.0001531
Fees to be Paid	Equity	Preferred Stock of Omnicom Group Inc., par value $1.00 per share	(3)	457(r)				0.0001531
Fees to be Paid	Debt	Guarantees of Debt Securities by Omnicom Group Inc. of Omnicom Finance Holdings plc and Omnicom Capital Holdings plc	(4)	Other				0.0001531		0.00
Fees to be Paid	Other	Subscription Rights of Omnicom Group Inc.	(5)	457(r)				0.0001531
Fees to be Paid	Other	Warrants of Omnicom Group Inc.	(6)	457(r)				0.0001531
Fees to be Paid	Debt	Debt Securities of Omnicom Finance Holdings plc	(7)	457(r)				0.0001531
Fees to be Paid	Debt	Debt Securities of Omnicom Capital Holdings plc	(8)	457(r)		$		$0.0001531	$

Total Offering Amounts:							$0.00			0.00
Total Fees Previously Paid:
Total Fee Offsets:										0.00
Net Fee Due:										$0.00

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Offering Note(s)

(1)	(a) An indeterminate aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered, issued or sold at indeterminate prices. In addition, an indeterminate number of securities that may be issued upon exercise, settlement, conversion or exchange of any offered securities, or pursuant to anti-dilution adjustments, is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(b) Pursuant to Rules 456(b) and 457(r) under the Securities Act of 1933 (the “Securities Act”), the registrants are deferring payment of the entire registration fee. Registration fees will be paid subsequently on a “pay-as-you-go” basis.
(2)	See footnotes (1)(a) and (1)(b)
(3)	See footnotes (1)(a) and (1)(b)
(4)	See footnote (1)(a) Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is due for the guarantees
(5)	See footnotes (1)(a) and (1)(b)
(6)	See footnotes (1)(a) and (1)(b)
(7)	See footnotes (1)(a) and (1)(b)
(8)	See footnotes (1)(a) and (1)(b)